DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 29th day of August, 2013, effective as of June 1, 2012, between Consulting Group Capital Markets Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, and Morgan Stanley Smith Barney LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and the Distributor hereby agree as follows:

ARTICLE 1. Sale of Shares. The Trust grants to the Distributor the exclusive right to sell units of beneficial interest (the “Shares”) of each portfolio of the Trust (each a “Fund” and, collectively, the “Funds”), as listed on Schedule A attached hereto, at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). The Distributor shall comply in all material respects with all applicable laws, rules and regulations in performing its duties hereunder.

ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to offer Shares during the term of this Agreement. The Distributor shall not be prevented from entering into like arrangements with other issuers and shall not be obligated to sell any particular number of Shares. The Distributor will register as a broker or dealer under the Blue Sky Laws of all fifty (50) states of the United States.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in Shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4. Registration of Shares. The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

ARTICLE 5. Expenses. The Distributor shall, at its own expense, finance appropriate activities which it deems reasonable which are primarily intended to result in the sale of the Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature.

ARTICLE 6. Indemnification and Contribution.

(a) The Trust will indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor within the meaning of either Section 15 of the 1933 Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which the Distributor or controlling person may become subject, under the 1933 Act, Exchange Act, 1940 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any prospectus, including any summary prospectus (as defined in Rule 498(a)(7) under the 1933 Act) or any amendment, supplement or sticker thereto, or any periodic reports to shareholders, or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials distributed on behalf of the Trust with respect to the securities covered by the registration statement or prospectus (the “Covered Documents”) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Trust shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Covered Documents about the Distributor in reliance upon and in conformity with written information furnished to the Trust by the Distributor expressly for use therein. In no case is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b) The Distributor will indemnify and hold harmless the Trust and each person, if any, who controls the Trust within the meaning of either Section 15 of the 1933 Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities to which the Trust may become subject, under the 1933 Act, Exchange Act, 1940 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of a wrongful act or alleged wrongful act of the Distributor or any of its employees or an untrue statement or alleged untrue statement of a material fact contained in the Covered Documents or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Covered Document in reliance upon and in conformity with written information furnished to the Trust by the Distributor about the Distributor expressly for use therein; and will reimburse the Trust for any legal or other expenses reasonably incurred by the Trust in connection with investigating or defending any such action or claim as such expenses are incurred. In no case is the indemnity of the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Article 6 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Trust on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Trust on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Trust from the offering of the Shares under this Agreement (expressed in dollars) bears to the total profit to the Distributor and its affiliates from providing services to the Trust. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Trust on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Trust and the Distributor agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Trust under this Article 6 shall be in addition to any liability which the Trust may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Distributor within the meaning of Section 15 of the 1933 Act; and the obligations of the Distributor under this Article 6 shall be in addition to any liability which the Distributor may otherwise have and shall extend, upon the same terms and conditions, to each officer and Trustee of the Trust (including any person who, with his or her consent, is named in the registration statement as about to become a Trustee of the Trust) and to each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act.

(f) The Trust confirms, represents and warrants that the execution, delivery and performance of the Agreement, including without limitation the provisions of this Article 6, have been duly and validly approved by unanimous affirmative vote of all of the Trustees who are not “interested persons” of the Trust, within the meaning of the 1940 Act.

ARTICLE 7. Effective Date. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for two year(s) from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.

ARTICLE 8. Confidentiality. The Distributor agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by the Distributor in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Distributor may disclose such information as required by law or after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

ARTICLE 9. Anti-Money Laundering. The Distributor represents that it has in place anti-money laundering procedures which comply with applicable law in jurisdictions in which Shares are distributed. Distributor agrees to notify the Trust of any suspicious activity of which Distributor becomes aware relating to transactions involving Shares. Upon reasonable request, the Distributor agrees to provide the Trust with documentation relating to the Distributor’s anti-money laundering policies and process.

ARTICLE 10. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 222 Delaware Avenue, Wilmington, Delaware 19801, and if to the Distributor, 2000 Westchester Avenue, Purchase, New York 10057, with a copy to Mutual Fund Operations, Harborside Plaza 2, Jersey City, New Jersey 07302.

ARTICLE 11. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 14. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

ARTICLE 15. Limitation of Liability. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees, and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

CONSULTING GROUP CAPITAL MARKETS FUNDS

By:	/s/ John J. Murphy
Name:	John J. Murphy

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ James J. Tracy
Name:	James J. Tracy

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

DATED AS OF August 29, 2013,

BETWEEN

CONSULTING GROUP CAPITAL MARKETS FUNDS

AND

MORGAN STANLEY SMITH BARNEY LLC

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust:

Large Capitalization Growth Investments

Large Capitalization Value Equity Investments

Small Capitalization Growth Investments

Small Capitalization Value Equity Investments

International Equity Investments

Emerging Markets Equity Investments

Core Fixed Income Investments

High Yield Investments

International Fixed Income Investments

Municipal Bond Investments

Money Market Investments